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Schedule 13G                                                         Page 1 of 4
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

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                                                         OMB Number:   3235-0145
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                               POET Holdings, Inc.
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                                (Name of Issuer)
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                                  Common Stock
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                         (Title of Class of Securities)
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                                   730447 10 9
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                                 (CUSIP Number)
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                                December 31, 2000
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             (Date of Event which Requires Filing of this Statement)
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Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)

[ ]     Rule 13d-1(c)

[X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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Schedule 13G                                                         Page 2 of 4

CUSIP No.740447 10 9
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        1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

           European Technologies Holdings, N.V.
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        2. Check the Appropriate Box if a Member of a Group (See Instructions)

           (a) [ ]


           (b) [ ]
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        3. SEC Use Only
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        4. Citizenship or Place of Organization The Netherlands
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                5.   Sole Voting Power  1,084,877 shares
Number of
Shares          ----------------------------------------------------------------
Beneficially
Owned by        6.   Shared Voting Power  0 shares
Each            ----------------------------------------------------------------
Reporting
Person With     7.   Sole Dispositive Power 1,084,877 shares

                ----------------------------------------------------------------

                8.   Shared Dispositive Power 0 shares
                ----------------------------------------------------------------

        9. Aggregate Amount Beneficially Owned by Each Reporting Person 1,084,877 shares
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        10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
            (See Instructions)
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        11. Percent of Class Represented by Amount in Row (11)  10.10%
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        12. Type of Reporting Person (See Instructions)

            CO
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Schedule 13G                                                         Page 3 of 4

ITEM 1.

      (a)  Name of Issuer: POET Holdings, Inc.

      (b)  Address of Issuer's Principal Executive Offices:
           999 Baker Way, Suite 200, San Mateo, CA 94404

ITEM 2.

      (a)  Name of Person Filing : European Technologies Holdings, N.V.

      (b)  Address of Principal Business Office or, if none, Residence:
           De Biender 5, NL - 1852 ED Heiloo, The Netherlands

      (c)  Citizenship: The Netherlands

      (d)  Title of Class of Securities: Common Stock

      (e)  CUSIP Number: 730447 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

      (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

      (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [ ] An investment advisor in accordance with Section
          240.13d-1(b)(1)(ii)(E);

      (f) [ ] An employee benefit plan or endowment fund in accordance with
          Section 240.13d-1(b)(1)(ii)(F);

      (g) [ ] A parent holding company or control person in accordance with
          Section 240.13d-1(b)(1)(ii)(G);

      (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)  Amount beneficially owed: 1,084,877 shares

      (b)  Percent of class: 10.10%

      (c)  Number of shares as to which the person has:

           (i)   Sole power to vote or to direct the vote  1,084,877 shares

           (ii)  Shared power to vote or to direct the vote  0 shares

           (iii) Sole power to dispose or to direct the disposition of 1,084,877 shares

           (iv) Shared power to dispose or to direct the disposition of 0 shares



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Schedule 13G                                                         Page 4 of 4

Instruction. For computations regarding securities which represent a right to acquire an underlying security see SECTION 240.13d3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following   [ ].

Instruction: Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON - Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY - Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP - Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP - Not applicable

ITEM 10. CERTIFICATION - Not applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         February 13, 2001
                              --------------------------------------------------
                                                Date

                                        /s/ A.G.J. Lucassen
                              --------------------------------------------------
                                              Signature

                                  A.G.J. Lucassen/Managing Director
                              --------------------------------------------------
                                              Name/Title